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                               [IRIDIUM LETTERHEAD]



FOR IMMEDIATE RELEASE



                IRIDIUM TO BEGIN LOADING SUBSCRIBERS SEPTEMBER 23
  Two Thousand Select Customers Will be First to Use Worldwide Wireless Service
                                 (NASDAQ: IRIDF)

(Washington, D.C. - September 9, 1998) Following eleven years of design, development and implementation, Iridium LLC announced that the Iridium system will be introduced to a limited number of subscribers worldwide beginning on September 23, 1998. Two thousand handsets will be distributed to individual, corporate and government customers in a controlled service rollout intended to refine system performance and quality. Full commercial service - including messaging and paging - will commence November 1, 1998.

"We are on the cusp of delivering the most extensive wireless capability the world has ever seen," said Edward F. Staiano, Iridium LLC Vice Chairman and CEO. "We'll use the time between now and the full commercial launch of service to learn from a controlled subscriber base, and will apply this insight to enhance the level of service

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we provide to our customers.  We have been very pleased with the voice quality and are working to improve operational stability of the network," he continued.

The Iridium satellite constellation, network control facilities, gateways, billing infrastructure and inter-protocol cellular roaming facility have been undergoing integration and testing in preparation for subscriber loading. Regulatory and licensing progress in the past few months, including a landmark International Telecommunications Union accord facilitating transborder movement of subscriber equipment, has substantially advanced Iridium service availability across the planet.

The August launch of two Iridium satellites aboard a Long March IIc launch vehicle, and yesterday's successful launch of five Iridium satellites on a Delta II launch vehicle, replace satellites that had experienced anomalies during the deployment phase of the constellation. Three of the seven satellites fill gaps in the operational constellation, while four will serve as spares for future constellation replenishment. Altogether, Iridium has orbited 79 satellites aboard seventeen launch vehicles in sixteen months, completing the most ambitious launch program in history, and orbiting the world's largest satellite network. An October Delta launch is scheduled


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for constellation replenishment and sparing.  Additional planned replenishment launches will take place over time to maintain the constellation.

Service delivery, including voice quality, service registration, call establishment, call completion, dropped call, and other service measurements, are improving day-by-day, with ongoing operational and software improvements continually enhancing performance.

"Iridium's premium service image must be substantiated through the delivery of high quality service and superior system functionality," said Mauro Sentinelli, Executive Vice President of Marketing and Distribution. "With operational execution improving steadily, system performance measurements trending upward, and voice quality already meeting and exceeding expectations, commercial launch on November 1 will be a smooth transition from trial subscribers to paying customers," he continued.

Commercial grade software has been loaded in all the satellites. The constellation is fully crosslinked, enabling call handoff between and among satellites and network control data flow. Network control facilities in the United States and Italy are

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continually managing and monitoring system performance through telemetry and control facilities located in Hawaii, Canada, and Iceland.

Iridium's cellular roaming infrastructure has been designed, implemented and tested to enable subscribers to roam onto Iridium partners' terrestrial cellular networks while maintaining a single wireless telephone number.

Eleven of twelve Iridium gateways are now operating twenty-four hours a day, seven days a week. The China gateway is currently being validated and is expected to be operational in October. The Iridium billing clearinghouse, Iridium gateway business offices, and service providers and roaming partners around the world are processing call detail records and exchanging subscriber account information to enable subscriber activation.

Iridium telephones are being manufactured at Motorola and Kyocera factories with 1998 volumes to reach more than 100,000. Kyocera remains behind schedule on equipment manufacture due to software development delays. Hardware production, however, is underway and is expected to yield substantial volumes once software development issues are resolved. Motorola and Kyocera telephones have been certified for type approval in the United States and Europe, along with the


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other countries that recognize these approvals.  In addition, Kyocera equipment has been type approved in Japan with Motorola type approval anticipated shortly. Brightpoint, Inc. is distributing throughout Iridium sales channels Iridium handheld telephones, mobile and fixed terminals, pagers, and product accessories including batteries, solar chargers, mobile and fixed-mounted antennas and other products.

More than 295 distribution agreements have been negotiated with service providers and roaming partners serving more than 100 million subscribers in 122 countries and territories. 113 distribution partners will complete integration to accept Iridium customers roaming onto their networks and to enable their subscribers to roam onto the Iridium system and other partner networks by November 1.

To date, Iridium has received service authorizations in nearly 100 countries and territories and expects to increase service availability to more than 150 countries by year end. Iridium products will be the first commercial products to carry the newly approved International Telecommunications Union "mark", intended to enable subscribers to carry Iridium products into, and out of, countries without experiencing customs difficulty.

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Advertising, direct mail, affinity, and sponsorship marketing programs are underway worldwide and will be accelerating throughout the balance of 1998. Direct sales forces targeting corporate, industrial and government customers are actively engaging prospects and negotiating service contracts.

Iridium Global Customer Care facilities in the United States, the Netherlands, and Australia, are operating every day, around the clock, to accommodate sales activities and to provide subscriber service assistance.

Iridium LLC is developing and commercializing a global wireless communications network that will combine the worldwide reach of 66 low-earth orbit satellites with land-based wireless systems to enable customers to communicate using handheld telephones and pagers virtually anywhere in the world. Iridium World Communications (NASDAQ: IRIDF) is the public investment vehicle of Iridium LLC.

This release contains forward-looking statements, including statements regarding schedules for commencement of service and commercial operation of the Iridium system. These forward-looking statements are based on a number of assumptions and actual results may be materially different from those expressed or implied by such statements. For a description of factors which may cause results for Iridium to

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differ materially from those expressed or implied by such forward-looking statements, please consult the Securities and Exchange Act filings of Iridium World Communications Ltd. (Nasdaq: IRIDF).

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